INDEX

NAME	PAGE	NAME	PAGE
Rodney J. Ackerman	1	Michael J. Lordi		47
Thomas J. Allen	2	Mark G. Magnuson		48
Stephen L. Atkinson	3	Christine S. Mayernik		49
Jeffrey L. Barger	4	Stephen R. McGreevy		50
David C. Bari	5	Bruce C. McKay		51
James L. Blasiak	6	Laura J. McKeown		52
Anne E. Bomar	7	Diane S. Meyer		53
William P. Boswell	8	Celeste M. Miracle		54
Frederick R. Brooking	9	Terry L. Moore		55
Henry E. Brown	10	Jane M. Myers		56
Georgia Carter	11	Rita M. Nagle		57
Norbert F. Chandler	12	Gary A. Nicholas		58
J. Alan Crittenden	13	Karen L. Nickerson		59
Cindy H. Currey	14	Robert C. Orndorff		60
William A. Danchuk	15	Ronald M. Owens		61
George A. Davidson, Jr.	16	Margaret H. Peters		62
David J. Davis	17	Joseph H. Petrowski		63
Lawrence J. DePompei	18	Bobby G. Phillips		64
David K. Dewey	19	Daniel T. Pollack		65
Alan J. Dole	20	Donald R. Raikes		66
Keith G. Dorman	21	H. Dale Rexrode		67
Cyntha C. Ellis	22	Susan B. Russell		68
James A. Flinn	23	Donna B. Rutledge		69
William A. Fox	24	Robert M. Sable, Jr.		70
Terry K. Francis	25	William P. Saviers, Jr.		71
Robert D. Fratangelo	26	Steven D. Scammon		72
Thomas F. Garbe	27	Sean R. Sleigh		73
Kenneth E. Gaudi	28	J. Gregory Snyder		74
Jill A. Giberga	29	David J. Spigelmyer		75
Michael D. Greer	30	Jimmy D. Staton		76
Joseph A. Gregorini	31	Bruce E. Strickland		77
Kris H. Hachat	32	Dennis J. Sugumele		78
Marc A. Halbritter	33	Norman W. Suttle, Jr.		79
Rebecca P. Henderson	34	Gary L. Sypolt		80
Dwight A. Howes	35	George A. Taaffe, Jr.		81
Rebecca L. Jacobs	36	Paul D. Taylor		82
Timothy J. Jacquet	37	Richard Taylor		83
Dawson M. Johns, Jr.	38	Robert D. Taylor		84
Jeffrey W. Johnson	39	Linda L. Thorne		85
Beverly E. Jones	40	Daniel A. Weekley		86
Robert D. Jones	41	Thomas E. Wester		87
Joseh J. Kienle	42	David M. Westfall		88
Iris G. King	43	Michael J. Wilhelm		89
Drew J. Kovalak	44	Stephen E. Williams		90
Paul T. Kroll	45	Allen B. Wilson		91
Diane K. Logue	46	Steven E. Winberg		92
		Mendal L. Yoho		93








Page 1 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Rodney J. Ackerman
   CNG Tower, 1450 Poydras Street, New Orleans, LA 70112-6000

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Producing Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, External Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Rodney J. Ackerman              CNG Producing Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   111,674                     1998   103,990
1996   130,345                     1999   103,990
1997   120,089                     2000   103,990
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        4,500

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Rodney J. Ackerman

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 2 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Thomas J. Allen
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Thomas J. Allen                 CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   68,570                      1998   82,680
1996   88,140                      1999   82,680
1997   80,910                      2000   82,680
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Thomas J. Allen

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 3 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Stephen L. Atkinson
   445 West Main Street, Clarksburg, WV 26303-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp. and CNG Storage SVC Co.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Stephen L. Atkinson             CNG Transmission Corp.
                                and CNG Storage SVC Co.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   89,680                      1998   107,100
1996   152,540                     1999   107,100
1997   146,890                     2000   107,100
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Stephen L. Atkinson

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 4 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Jeffrey L. Barger
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, Engineering Services

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Jeffrey L. Barger               CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   84,170                      1998   107,400
1996   127,920                     1999   107,400
1997   107,860                     2000   107,400
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Jeffrey L. Barger

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 5 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   David C. Baril
   CNG Tower, 1450 Poydras Street, New Orleans, LA 70112-6000

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Producing Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Senior Attorney, Legal

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
David C. Baril                  CNG Producing Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   82,490                      1998   83,234
1996   83,174                      1999   83,234
1997   124,563                     2000   83,234
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ David C. Baril

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 6 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   James L. Blasiak
   1819 L Street, N.W., Suite 900, Washington, DC 20036

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
James L. Blasiak                Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   103,043                     1998   118,000
1996   138,410                     1999   118,000
1997   175,575                     2000   118,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        26

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ James L. Blasiak

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 7 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Anne E. Bomar
   1819 L Street, N.W., Suite 300, Washington, DC 20036

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Regulatory Counsel

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Anne E. Bomar                   Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   80,608                      1998   99,800
1996   104,763                     1999   99,800
1997   104,830                     2000   99,800
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Anne E. Bomar

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 8 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   William P. Boswell
   625 Liberty Avenue, Pittsburgh, PA 15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President, General Counsel, Secretary

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
William P. Boswell              The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   127,638                     1998   134,600
1996   213,016                     1999   134,600
1997   190,172                     2000   134,600
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ William P. Boswell

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 9 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Frederick R. Brooking
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Frederick R. Brooking           CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   91,310                      1998   104,150
1996   127,060                     1999   104,150
1997   112,190                     2000   104,150
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Frederick R. Brooking

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 10 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Henry E. Brown
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp., CNG Storage SVC Co. and CNG LNG Co.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President and General Counsel

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Henry E. Brown                  CNG Transmission Corp.,
                                CNG Storage SVC Co. and CNG LNG Co.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   154,790                     1998   148,300
1996   214,750                     1999   148,300
1997   220,490                     2000   148,300
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Henry E. Brown

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 11 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Georgia Carter
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transimission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President, Marketing and Customer Services

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Georgia Carter                  CNG Transimission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   90,870                      1998   119,600
1996   157,700                     1999   119,600
1997   191,900                     2000   119,600
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Georgia Carter

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 12 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Norbert F. Chandler
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Norbert F. Chandler             Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   111,105                     1998   126,900
1996   199,185                     1999   126,900
1997   191,601                     2000   126,900
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Norbert F. Chandler

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 13 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   J. Alan Crittenden
   One Park Ridge Center, P.O. Box 15746, Pittsburgh, PA 15244-0746

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Energy Services Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Counsel

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
J. Alan Crittenden                 CNG Energy Services Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   0                           1998   105,200
1996   0                           1999   105,200
1997   105,200                     2000   105,200
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ J. Alan Crittenden

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 14 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Cindy H. Currey
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Business Development

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Cindy H. Currey                 CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   69,070                      1998   80,690
1996   89,800                      1999   80,690
1997   71,750                      2000   80,690
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Cindy H. Currey

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 15 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   William A. Danchuk
   CNG Tower, Pittsburgh PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, Environmental Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
William A. Danchuk              Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   115,605                     1998   125,600
1996   153,408                     1999   125,600
1997   191,481                     2000   125,600
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ William A. Danchuk

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 16 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   George A. Davidson, Jr.
   CNG Tower, Pittsburgh, PA  15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Chairman & CEO

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
George A. Davidson, Jr.         Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   869,096                     1998   638,200
1996   648,910                     1999   638,200
1997   1,732,809                   2000   638,200
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ George A. Davidson, Jr.

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 17 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   David J. Davis
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Labor Relations

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
David J. Davis                  CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   0                           1998   75,000
1996   0                           1999   75,000
1997   41,500                      2000   75,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ David J. Davis

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 18 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Lawrence J. DePompei
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Interstate Marketing

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Lawrence J. DePompei            CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   0                           1998   61,700
1996   0                           1999   61,700
1997   51,990                      2000   61,700
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Lawrence J. DePompei

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 19 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   David K. Dewey
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Hope Gas, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Senior Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
David K. Dewey                  Hope Gas, Inc.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   44,650                      1998   61,700
1996   49,160                      1999   61,700
1997   53,200                      2000   61,700
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ David K. Dewey

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 20 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Alan J. Dole
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Strategic Planning

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Alan J. Dole                    CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   72,240                      1998   79,820
1996   106,640                     1999   79,820
1997   92,540                      2000   79,820
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Alan J. Dole

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 21 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Keith G. Dorman
   625 Liberty Avenue, Pittsburgh, PA 15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Manager, Public Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Keith G. Dorman                 The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   99,537                      1998   109,700
1996   190,975                     1999   109,700
1997   162,698                     2000   109,700
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Keith G. Dorman

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 22 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Cyntha C. Ellis
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Interstate Marketing

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Cyntha C. Ellis                 CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   70,940                      1998   75,650
1996   103,100                     1999   75,650
1997   79,900                      2000   75,650
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Cyntha C. Ellis

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 23 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   James A. Flinn
   625 Liberty Avenue, Pittsburgh, PA 15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, Human Resources

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
James A. Flinn                  The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   119,985                     1998   118,000
1996   176,258                     1999   118,000
1997   177,520                     2000   118,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ James A. Flinn

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 24 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   William A. Fox
   625 Liberty Avenue, Pittsburgh, PA 15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as President

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
William A. Fox                  The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   206,140                     1998   196,000
1996   288,743                     1999   196,000
1997   313,093                     2000   196,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ William A. Fox

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 25 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Terry K. Francis
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Financial Planning

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Terry K. Francis                CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   62,070                      1998   72,350
1996   65,590                      1999   72,350
1997   73,750                      2000   72,350
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Terry K. Francis

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 26 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Robert D. Fratangelo
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President, Taxes & Strategic Financial Planning

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Robert D. Fratangelo            Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   187,643                     1998   168,400
1996   246,114                     1999   168,400
1997   279,285                     2000   168,400
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Robert D. Fratangelo

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 27 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Thomas F. Garbe
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Controller

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Thomas F. Garbe                 Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   143,531                     1998   131,200
1996   166,772                     1999   131,200
1997   196,951                     2000   131,200
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Thomas F. Garbe

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 28 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Kenneth E. Gaudi
   625 Liberty Avenue, Pittsburgh, PA 15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, State Governmental Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Kenneth E. Gaudi                The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   80,468                      1998   83,124
1996   99,178                      1999   83,124
1997   93,988                      2000   83,124
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Kenneth E. Gaudi

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 29 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Jill A. Giberga
   CNG Tower, 1450 Poydras Street, New Orleans, LA 70112-6000

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Producing Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Senior Attorney, Legal

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Jill A. Giberga                 CNG Producing Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   62,578                      1998   58,000
1996   57,054                      1999   58,000
1997   58,000                      2000   58,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Jill A. Giberga

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 30 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Michael D. Greer
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President, External Affairs and Corporate Communications

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Michael D. Greer                CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   133,820                     1998   115,000
1996   164,250                     1999   115,000
1997   166,610                     2000   115,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Michael D. Greer

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 31 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Joseph A. Gregorini
   625 Liberty Avenue, Pittsburgh, PA 15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Supervisor, Rates

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Joseph A. Gregorini             The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   61,648                      1998   68,364
1996   61,243                      1999   68,364
1997   60,944                      2000   68,364
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Joseph A. Gregorini

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 32 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Kris H. Hachat
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Certificate Analyst II

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Kris H. Hachat                  CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   37,050                      1998   40,190
1996   39,870                      1999   40,190
1997   40,930                      2000   40,190
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Kris H. Hachat

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 33 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Marc A. Halbritter
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Hope Gas, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Secretary and General Counsel

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Marc A. Halbritter              Hope Gas, Inc.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   101,480                     1998   106,350
1996   146,540                     1999   106,350
1997   161,220                     2000   106,350
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Marc A. Halbritter

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 34 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Rebecca P. Henderson
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Government Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Rebecca P. Henderson            CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   63,310                      1998   71,700
1996   68,620                      1999   71,700
1997   65,560                      2000   71,700
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Rebecca P. Henderson

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 35 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Dwight A. Howes
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Dwight A. Howes                 Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   133,046                     1998   118,200
1996   159,481                     1999   118,200
1997   190,443                     2000   118,200
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Dwight A. Howes

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 36 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Rebecca L. Jacobs
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmisson Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Sr. Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Rebecca L. Jacobs               CNG Transmisson Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   54,370                      1998   64,450
1996   60,870                      1999   64,450
1997   62,330                      2000   64,450
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Rebecca L. Jacobs

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 37 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Timothy J. Jacquet
   CNG Tower, 1450 Poydras Street, New Orleans, LA 70112-6000

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Producing Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Attorney, Legal

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Timothy J. Jacquet              CNG Producing Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   103,568                     1998   103,082
1996   112,837                     1999   103,082
1997   143,870                     2000   103,082
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Timothy J. Jacquet

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 38 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Dawson M. Johns, Jr.
   CNG Tower, 1450 Poydras Street, New Orleans, LA 70112-6000

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Producing Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President, General Counsel - Legal

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Dawson M. Johns, Jr.            CNG Producing Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   119,446                     1998   119,316
1996   161,721                     1999   119,316
1997   174,862                     2000   119,316
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Dawson M. Johns, Jr.

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 39 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Jeffrey W. Johnson
   One Park Ridge Center, P.O. Box 15746, Pittsburgh, PA 15244-0746

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Energy Services Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Senior Vice President, Integrated Marketing

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Jeffrey W. Johnson              CNG Energy Services Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   0                           1998   175,000
1996   0                           1999   175,000
1997   175,000                     2000   175,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Jeffrey W. Johnson

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 40 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Beverly E. Jones
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President, External Affairs & Policy Development

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Beverly E. Jones                Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   185,069                     1998   165,000
1996   327,122                     1999   165,000
1997   310,149                     2000   165,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Beverly E. Jones

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 41 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Robert D. Jones
   625 Liberty Avenue, Pittsburgh, PA 15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Local Governmental Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Robert D. Jones                 The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   63,451                      1998   65,472
1996   65,418                      1999   65,472
1997   65,684                      2000   65,472
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Robert D. Jones

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 42 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Joseh J. Kienle
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Interstate Marketing

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Joseh J. Kienle                 CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   76,730                      1998   106,000
1996   86,900                      1999   106,000
1997   135,450                     2000   106,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Joseh J. Kienle

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 43 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Iris G. King
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Customer Services

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Iris G. King                    CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   69,610                      1998   80,900
1996   80,740                      1999   80,900
1997   84,710                      2000   80,900
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Iris G. King

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 44 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Drew J. Kovalak
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Drew J. Kovalak                 CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   97,060                      1998   104,100
1996   102,790                     1999   104,100
1997   112,060                     2000   104,100
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Drew J. Kovalak

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 45 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Paul T. Kroll
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Hope Gas, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Rates, Transport and Gas Acct.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Paul T. Kroll                   Hope Gas, Inc.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   82,430                      1998   84,610
1996   114,860                     1999   84,610
1997   95,000                      2000   84,610
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Paul T. Kroll

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 46 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Diane K. Logue
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Taxes

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Diane K. Logue                  CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   78,280                      1998   90,280
1996   96,250                      1999   90,280
1997   109,400                     2000   90,280
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Diane K. Logue

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 47 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Michael J. Lordi
   One Park Ridge Center, P.O. Box 15746, Pittsburgh, PA 15244-0746

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Energy Services Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Senior Vice President, Power

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Michael J. Lordi                CNG Energy Services Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   0                           1998   225,000
1996   0                           1999   225,000
1997   225,000                     2000   225,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Michael J. Lordi

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 48 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Mark G. Magnuson
   1819 L Street, N.W., Suite 900, Washington, DC 20036

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President & Assistant General Counsel

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Mark G. Magnuson                Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   183,193                     1998   165,100
1996   225,828                     1999   165,100
1997   253,669                     2000   165,100
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Mark G. Magnuson

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 49 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Christine S. Mayernik
   625 Liberty Avenue, Pittsburgh, PA 15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, Customer Service

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Christine S. Mayernik           The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   82,461                      1998   92,600
1996   124,563                     1999   92,600
1997   125,459                     2000   92,600
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Christine S. Mayernik

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 50 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Stephen R. McGreevy
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President, Accounting & Finance Control

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Stephen R. McGreevy             Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   225,804                     1998   166,900
1996   284,207                     1999   166,900
1997   393,528                     2000   166,900
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Stephen R. McGreevy

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 51 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Bruce C. McKay
   1819 L Street, N.W., Suite 900, Washington, DC 20036

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Government Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Bruce C. McKay                  Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   65,131                      1998   90,840
1996   79,329                      1999   90,840
1997   77,514                      2000   90,840
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        2,720

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Bruce C. McKay

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 52 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Laura J. McKeown
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Corporate Secretary

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Laura J. McKeown                Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   96,722                      1998   107,300
1996   128,586                     1999   107,300
1997   132,827                     2000   107,300
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Laura J. McKeown

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 53 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Diane S. Meyer
   625 Liberty Avenue, Pittsburgh, PA 15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President, Rates and Regulatory Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Diane S. Meyer                  The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   112,910                     1998   126,000
1996   166,743                     1999   126,000
1997   189,377                     2000   126,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Diane S. Meyer

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 54 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Celeste M. Miracle
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Pricing Analyst, Sr.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Celeste M. Miracle              CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   42,770                      1998   52,380
1996   43,110                      1999   52,380
1997   45,560                      2000   52,380
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Celeste M. Miracle

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 55 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Terry L. Moore
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, Human Resources

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Terry L. Moore                  CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   67,560                      1998   87,800
1996   77,660                      1999   87,800
1997   88,870                      2000   87,800
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Terry L. Moore

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 56 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Jane M. Myers
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Jane M. Myers                   CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   79,030                      1998   92,860
1996   100,770                     1999   92,860
1997   81,370                      2000   92,860
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Jane M. Myers

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 57 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Rita M. Nagle
   One Park Ridge Center, P.O. Box 15746, Pittsburgh, PA 15244-0746

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Energy Services Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Sr. Vice President, Gas Trading and Risk Management

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Rita M. Nagle                   CNG Energy Services Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   0                           1998   225,000
1996   0                           1999   225,000
1997   225,000                     2000   225,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Rita M. Nagle

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 58 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Gary A. Nicholas
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Hope Gas, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President, Operations & General Manager

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Gary A. Nicholas                Hope Gas, Inc.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   129,800                     1998   128,200
1996   144,510                     1999   128,200
1997   217,960                     2000   128,200
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Gary A. Nicholas

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 59 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Karen L. Nickerson
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Pricing Analyst I

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Karen L. Nickerson              CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   28,150                      1998   46,000
1996   34,220                      1999   46,000
1997   45,180                      2000   46,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Karen L. Nickerson

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 60 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Robert C. Orndorff
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Government Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Robert C. Orndorff              CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   34,230                      1998   60,740
1996   51,250                      1999   60,740
1997   56,070                      2000   60,740
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Robert C. Orndorff

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 61 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Ronald M. Owens
   625 Liberty Avenue, Pittsburgh, PA 15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, Finance and Budgets and Treasurer

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Ronald M. Owens                 The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   110,299                     1998   117,950
1996   156,438                     1999   117,950
1997   180,869                     2000   117,950
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Ronald M. Owens

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 62 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Margaret H. Peters
   625 Liberty Avenue, Pittsburgh, PA 15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Senior Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Margaret H. Peters              The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   68,210                      1998   82,728
1996   88,168                      1999   82,728
1997   87,764                      2000   82,728
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Margaret H. Peters

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 63 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Joseph H. Petrowski
   One Park Ridge Center, P.O. Box 15746, Pittsburgh, PA 15244-0746

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Energy Services Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as President

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Joseph H. Petrowski             CNG Energy Services Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   0                           1998   350,000
1996   0                           1999   350,000
1997   350,000                     2000   350,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Joseph H. Petrowski

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 64 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Bobby G. Phillips
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Interstate Marketing

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Bobby G. Phillips               CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   85,390                      1998   81,340
1996   94,890                      1999   81,340
1997   94,120                      2000   81,340
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Bobby G. Phillips

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 65 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Daniel T. Pollack
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, System Planning

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Daniel T. Pollack               CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   82,280                      1998   93,500
1996   92,110                      1999   93,500
1997   96,600                      2000   93,500
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Daniel T. Pollack

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 66 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Donald R. Raikes
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Manager, Marketing

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Donald R. Raikes                CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   65,150                      1998   86,520
1996   82,830                      1999   86,520
1997   91,740                      2000   86,520
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Donald R. Raikes

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 67 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   H. Dale Rexrode
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, Strategic & Financial Planning

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
H. Dale Rexrode                 CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   92,520                      1998   110,300
1996   131,470                     1999   110,300
1997   137,660                     2000   110,300
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ H. Dale Rexrode

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 68 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Susan B. Russell
   1819 L Street, N.W., Suite 900, Washington, DC 20036

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Senior Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Susan B. Russell                Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   91,755                      1998   107,600
1996   126,981                     1999   107,600
1997   159,734                     2000   107,600
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Susan B. Russell

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 69 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Donna B. Rutledge
   CNG Tower, 1450 Poydras Street, New Orleans, LA 70112-6000

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Producing Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Senior Attorney, Legal

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Donna B. Rutledge               CNG Producing Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   78,206                      1998   71,232
1996   113,575                     1999   71,232
1997   81,425                      2000   71,232
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Donna B. Rutledge

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 70 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Robert M. Sable, Jr.
   One Park Ridge Center, P.O. Box 15746, Pittsburgh, PA 15244-0746

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Energy Services Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Sr. Vice President and Chief Financial Officer

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Robert M. Sable, Jr.            CNG Energy Services Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   n/a                         1998   175,000
1996   n/a                         1999   175,000
1997   175,000                     2000   175,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Robert M. Sable, Jr.

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 71 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   William P. Saviers, Jr.
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
William P. Saviers, Jr.         CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   91,560                      1998   104,040
1996   136,610                     1999   104,040
1997   107,190                     2000   104,040
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ William P. Saviers, Jr.

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 72 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Steven D. Scammon
   One Park Ridge Center, P.O. Box 15746, Pittsburgh, PA 15244-0746

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Energy Services Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Sr. Vice President, End-Use Marketing

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Steven D. Scammon               CNG Energy Services Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   0                           1998   155,000
1996   0                           1999   155,000
1997   155,000                     2000   155,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Steven D. Scammon

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 73 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Sean R. Sleigh
   445 West Main Street, Clarksburg, WV 26320-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Certificates

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Sean R. Sleigh                  CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   43,480                      1998   61,700
1996   49,580                      1999   61,700
1997   59,250                      2000   61,700
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Sean R. Sleigh

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 74 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   J. Gregory Snyder
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Pricing Analyst, Sr.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
J. Gregory Snyder               CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   39,770                      1998   50,140
1996   43,310                      1999   50,140
1997   45,740                      2000   50,140
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ J. Gregory Snyder

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 75 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   David J. Spigelmyer
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Manager, Public Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
David J. Spigelmyer             CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   99,400                      1998   82,500
1996   93,750                      1999   82,500
1997   85,020                      2000   82,500
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ David J. Spigelmyer

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 76 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Jimmy D. Staton
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President, Pricing, Planning & Financial Services

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Jimmy D. Staton                 CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   79,540                      1998   120,100
1996   112,480                     1999   120,100
1997   164,740                     2000   120,100
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Jimmy D. Staton

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 77 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Bruce E. Strickland
   625 Liberty Avenue, Pittsburgh, PA 15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, Sales

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Bruce E. Strickland             The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   69,276                      1998   79,900
1996   59,444                      1999   79,900
1997   79,426                      2000   79,900
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Bruce E. Strickland

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 78 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Dennis J. Sugumele
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Interstate Marketing

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Dennis J. Sugumele              CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   73,360                      1998   82,860
1996   78,140                      1999   82,860
1997   80,130                      2000   82,860
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Dennis J. Sugumele

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 79 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Norman W. Suttle, Jr.
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp., CNG LNG Co., & Hope Gas, Inc.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, Accounting

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Norman W. Suttle, Jr.           CNG Transmission Corp.,
                                CNG LNG Co., & Hope Gas, Inc.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   87,790                      1998   106,300
1996   116,380                     1999   106,300
1997   137,680                     2000   106,300
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Norman W. Suttle, Jr.

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 80 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Gary L. Sypolt
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp. and CNG Storage SVC Co.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President, Engineering & Tech. Svcs.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Gary L. Sypolt                  CNG Transmission Corp. and
                                CNG Storage SVC Co.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   153,430                     1998   139,900
1996   242,600                     1999   139,900
1997   247,470                     2000   139,900
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Gary L. Sypolt

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 81 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   George A. Taaffe, Jr.
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President & Assistant General Counsel

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
George A. Taaffe, Jr.           Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   187,018                     1998   160,000
1996   245,484                     1999   160,000
1997   294,760                     2000   160,000
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ George A. Taaffe, Jr.

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 82 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Paul D. Taylor
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as General Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Paul D. Taylor                  Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   111,959                     1998   126,900
1996   150,159                     1999   126,900
1997   189,175                     2000   126,900
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Paul D. Taylor

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 83 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Richard Taylor
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Attorney

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Richard Taylor                  Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   30,315                      1998   70,008
1996   22,936                      1999   70,008
1997   39,243                      2000   70,008
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Richard Taylor

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 84 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Robert D. Taylor
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Assistant Vice President, Taxes

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Robert D. Taylor                Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   98,398                      1998   113,400
1996   142,648                     1999   113,400
1997   213,871                     2000   113,400
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Robert D. Taylor

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 85 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Linda L. Thorne
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Pricing Analyst II

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Linda L. Thorne                 CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   40,520                      1998   46,510
1996   43,020                      1999   46,510
1997   47,480                      2000   46,510
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Linda L. Thorne

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 86 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Daniel A. Weekley
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Government Affairs

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Daniel A. Weekley               CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   62,260                      1998   60,740
1996   60,810                      1999   60,740
1997   50,060                      2000   60,740
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Daniel A. Weekley

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 87 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Thomas E. Wester
   625 Liberty Avenue, Pittsburgh, PA 15222-3197

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   The Peoples Natural Gas Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Vice President, Operations

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Thomas E. Wester                The Peoples Natural Gas Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   113,826                     1998   120,200
1996   171,315                     1999   120,200
1997   189,845                     2000   120,200
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Thomas E. Wester

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 88 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   David M. Westfall
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Senior Vice President & Chief Financial Officer

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
David M. Westfall               Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   263,242                     1998   250,800
1996   353,780                     1999   250,800
1997   433,936                     2000   250,800
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ David M. Westfall

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 89 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Michael J. Wilhelm
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Manager, Pricing & Rates

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Michael J. Wilhelm              CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   56,420                      1998   65,840
1996   65,130                      1999   65,840
1997   66,570                      2000   65,840
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        977.65

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Michael J. Wilhelm

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 90 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Stephen E. Williams
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Senior Vice President and General Counsel

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Stephen E. Williams             Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   276,611                     1998   256,800
1996   353,080                     1999   256,800
1997   464,984                     2000   256,800
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Stephen E. Williams

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 91 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Allen B. Wilson
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Group Manager, Employee Relations

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Allen B. Wilson                 CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   74,920                      1998   82,750
1996   86,240                      1999   82,750
1997   91,380                      2000   82,750
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        none

Date:  January 30, 1998       (Signed) /s/ Allen B. Wilson

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 92 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Steven E. Winberg
   CNG Tower, Pittsburgh, PA 15222-3199

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   Consolidated Natural Gas Service Company; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Director, Energy Policy

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Steven E. Winberg               Consolidated Natural Gas Service Company


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   91,069                      1998   105,800
1996   138,368                     1999   105,800
1997   138,177                     2000   105,800
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        No other expenses

Date:  January 30, 1998       (Signed) /s/ Steven E. Winberg

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.



Page 93 of 93
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                    FORM U-12(I)-B  (THREE-YEAR STATEMENT)

                        Three year period ending 2000

STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON REGULARLY EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE EXPENSES AS SPECIFIED IN RULE 71(b)

(To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate.)

1. Name and business address of person filing statement:
   Mendal L. Yoho
   445 West Main Street, Clarksburg, WV 26302-2450

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71:
   None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained:
   Consolidated Natural Gas Company, reg. holding company;
   CNG Transmission Corp.; subsidiary

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in Item 3, and brief description of nature of services to be rendered in each such position or relationship:
   Employed full time as Senior Vice President

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in Item 3. (Use column (a) as supplementary statement only.)

____________________________________________________________________________
                                Person or company from whom
Name of Recipient               received or to be received
Mendal L. Yoho                  CNG Transmission Corp.


          Salary or other compensations
received                           to be received
  (a)                                    (b)
1995   228,370                     1998   186,900
1996   370,220                     1999   186,900
1997   313,130                     2000   186,900
____________________________________________________________________________

   (b)   Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in Item 2, above, during the calendar year in connection with the activities described in Item 4, above, and the source or sources of reimbursement for same.

   (a)  Total amount of routine expenses charged to client:
        0

   (b)  Itemized list of all other expenses:
        None

Date:  January 30, 1998       (Signed) /s/ Mendal L. Yoho

Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.